Exhibit 99.1

GAIN Capital completes acquisition of City Index

BEDMINSTER, N.J., April 1, 2015 /PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (the "Company" or "GAIN Capital") today announced it has completed the acquisition of City Index (Holdings) Limited (“City Index”), a leading online trading firm specializing in contracts for difference (CFDs), forex and UK spread betting.

The combination of GAIN Capital and City Index creates a global leader in online trading, operating two market-leading brands in GAIN’s FOREX.com, a top retail forex brand globally, and City Index, a premier CFD and spread bet brand.  The combined company will have over $1.1 billion in customer assets with annual trading volumes of more than $3 trillion.

“The closing of this transaction marks another major milestone in the growth of GAIN Capital and we are excited by the complementary strengths that have been brought together through this combination,” commented Glenn Stevens, CEO of GAIN Capital. “The scale, scope of products and geographies served and market leading technology provided by the combined company provides us with an excellent platform for continued growth and success,” Mr. Stevens concluded.

The aggregate purchase price was approximately US$148 million, consisting of approximately US$36 million in cash (which reflects approximately US$21 million of excess regulatory capital at City Index), 5,319,149 shares of Company common stock and US$60 million in convertible loan notes issued by the Company.  The net purchase price paid was approximately US$77 million, reflecting US$71 million of cash on City Index’s balance sheet as of the closing date.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN Capital’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.